EXHIBIT 99.1

CONTACT:

Felicia Vonella

Acorda Therapeutics

(914) 326-5146

fvonella@acorda.com

FOR IMMEDIATE RELEASE

Acorda Provides Financial and Pipeline Update for

Fourth Quarter and Year End 2016

•	AMPYRA® (dalfampridine) 4Q 2016 Net Revenue of $132 Million; Full-Year Net Revenue of $493 Million
•	AMPYRA 2017 Net Sales Guidance of $535-$545 Million
•	Positive CVT-301 Phase 3 Data Support 2Q 2017 NDA Filing

ARDSLEY, N.Y. – February 14, 2017 – Acorda Therapeutics, Inc. (Nasdaq: ACOR) today provided a financial and pipeline update for the fourth quarter and full year ended December 31, 2016.

“The positive Phase 3 data from our pivotal trial of CVT-301 represents a major milestone for Acorda, potentially bringing an important new therapy to people with Parkinson’s,” said Ron Cohen, M.D., Acorda's President and CEO. “We plan to file a New Drug Application in the second quarter of 2017, pending the results of two long-term safety studies. Data from these studies are expected in the first quarter of 2017.”

“Our corporate priorities continue to be advancing our Phase 3 Parkinson’s programs and maximizing the value of AMPYRA.”

Financial Results - Quarter Ended December 31, 2016

The Company reported a GAAP net loss of $3.1 million for the quarter ended December 31, 2016, or $(0.07) per diluted share. GAAP net income in the same quarter of 2015 was $9.2 million, or $0.21 per diluted share.

Non-GAAP net income for the quarter ended December 31, 2016 was $2.5 million, or $0.05 per diluted share. Non-GAAP net income in the same quarter of 2015 was $13.8 million, or $0.31 per diluted share. This quarterly non-GAAP net income measure, more fully described below under “Non-GAAP Financial Measures,”  excludes share-based compensation charges, non-cash interest charges on our convertible debt, changes in the fair value of acquired contingent consideration and acquisition related expenses. A reconciliation of the GAAP financial results to non-GAAP financial results is included with the attached financial statements.

AMPYRA® (dalfampridine) Extended Release Tablets, 10 mg - For the quarter ended December 31, 2016, the Company reported AMPYRA net revenue of $132.3 million compared to $122.0 million for the same quarter in 2015, an increase of 8.4%.

ZANAFLEX CAPSULES® (tizanidine hydrochloride), ZANAFLEX® (tizanidine hydrochloride) tablets and authorized generic capsules - For the quarter ended December 31, 2016, the Company reported combined net revenue and royalties from ZANAFLEX and tizanidine of $2.3 million compared to $3.3 million for the same quarter in 2015.

FAMPYRA® (prolonged-release fampridine tablets) - For the quarter ended December 31, 2016, the Company reported FAMPYRA royalties from sales outside of the U.S. of $2.7 million compared to $3.3 million for the same quarter in 2015.

Research and development (R&D) expenses for the quarter ended December 31, 2016 were $53.8 million, including $3.0 million of share-based compensation, compared to $44.0 million, including $2.2 million of share-based compensation, for the same quarter in 2015.

Sales, general and administrative (SG&A) expenses for the quarter ended December 31, 2016 were $59.0 million, including $6.0 million of share-based compensation and $0.4 million of acquisition costs, compared to $53.0 million, including $6.5 million of share-based compensation, for the same quarter in 2015.

Provision for income taxes for the quarter ended December 31, 2016 was $1.0 million compared to an $8.6 million benefit from income taxes for the same quarter in 2015.

Financial Results - Full Year Ended December 31, 2016

For the full year ended December 31, 2016, the Company reported a GAAP net loss of $34.6 million, or $(0.76) per diluted share. GAAP net income for the full year 2015 was $11.1 million, or $0.25 per diluted share.

Non-GAAP net income for the full year ended December 31, 2016 was $11.5 million, or $0.25 per diluted share. Non-GAAP net income for the full year ended December 31, 2015 was $32.3 million, or $0.74 per diluted share. This full year non-GAAP net income measure, more fully described below under “Non-GAAP Financial Measures,” excludes share-based compensation charges, non-cash interest charges on our convertible debt, changes in the fair value of acquired contingent consideration, acquisition related expenses, foreign currency transaction gain and the impact of a change in accounting policy for ZANAFLEX revenue recognition. A reconciliation of the GAAP financial results to non-GAAP financial results is included with the attached financial statements.

AMPYRA® (dalfampridine) Extended Release Tablets, 10 mg - For the full year ended December 31, 2016 net revenue was $492.8 million compared to $436.9 million for full year 2015. Full year 2016 net revenue increased 12.8% over 2015.

ZANAFLEX CAPSULES® (tizanidine hydrochloride), ZANAFLEX® (tizanidine hydrochloride) tablets and authorized generic capsules - For the full year ended December 31, 2016 combined net revenue and royalties from ZANAFLEX and tizanidine were $3.4 million compared to $35.1 million for full year 2015. Net revenue for Zanaflex for the full year ended December 31, 2015 includes the impact of a one-time net adjustment of $22.2 million, representing the cumulative impact of the Company’s conversion from the sell-through to the sell-in method of revenue recognition.

FAMPYRA® (prolonged-release fampridine tablets) - For the full year ended December 31, 2016, the Company reported FAMPYRA royalties from sales outside of the U.S. of $10.6 million compared to $10.5 million for the full year 2015.

Research and development (R&D) expenses for the full year ended December 31, 2016 were $203.4 million, including $10.6 million of share-based compensation, compared to $149.2 million, including $8.5 million of share-based compensation, for the full year 2015.

Sales, general and administrative (SG&A) expenses for the full year ended December 31, 2016 were $235.4 million, including $25.8 million of share-based compensation and $17.6 million of acquisition costs, compared to $205.6 million, including $25.0 million of share-based compensation, for the full year 2015.

Benefit from income taxes for the full year ended December 31, 2016 was $6.7 million compared to a provision for income taxes of $8.3 million for the full year 2015.

At December 31, 2016 the Company had cash and cash equivalents of $158.5 million.

Guidance for 2017

•	The Company expects AMPYRA 2017 full year net revenue of $535-$545 million.
•

R&D expenses for the full year 2017 are expected to be $185-$195 million. This guidance is a non-GAAP projection which excludes share-based compensation, as more fully described below under “Non-GAAP Financial Measures.”

•

SG&A expenses for the full year 2017 are expected to be $195-$205 million. This guidance is a non-GAAP projection which excludes share-based compensation, as more fully described below under “Non-GAAP Financial Measures.”

Fourth Quarter 2016 Highlights

•	AMPYRA (dalfampridine)
-	AMPYRA revenue for the fourth quarter of 2016 was $132 million, up 8% from the fourth quarter of 2015. AMPYRA revenue for the full year 2016 was $493 million, a 13% increase over 2015.
-	Approximately 120,000 people with multiple sclerosis in the United States have tried AMPYRA since its launch in 2010.
-

In February 2017, the Company announced it had entered into a settlement agreement with Apotex Corporation and Apotex Inc. (together, “Apotex”) to resolve pending patent litigation related to AMPYRA. As a result of the settlement agreement, Apotex will be permitted to market a generic version of AMPYRA in the United States at a specified date in 2025, or potentially earlier under certain circumstances.

•	CVT-301 in Parkinson’s disease
-

On February 9, 2017, the Company announced Phase 3 clinical data of CVT-301, showing a statistically significant improvement in motor function in people with Parkinson’s disease experiencing OFF periods.

-	CVT-301 is being studied as a treatment for OFF periods in people with Parkinson’s disease taking an oral carbidopa/levodopa regimen.
-

Cough was the most common adverse event, reported by approximately 15% of subjects who received CVT-301. When reported, it was typically mild and reported once per participant during the course of treatment. Three of 227 participants receiving CVT-301 discontinued the study due to cough.

-	The Company is currently conducting two studies to assess the long-term safety of CVT-301. Up to 12-month data from these studies are expected by the end of the first quarter of 2017.

•	CVT-427 in Acute Migraine
-

In December, a special population study to evaluate safe inhalation in patients with asthma and in smokers was completed. Some subjects in this study showed evidence of acute, reversible bronchoconstriction, post-inhalation.

-	The Company plans to discuss these results with outside advisors and the FDA and, pending agreement, to advance the program into Phase 2 study by the end of 2017.

•	Other Pipeline
-

In November, the Company discontinued the dalfampridine for post-stroke walking difficulties (PSWD) program after data from the MILESTONE study did not show sufficient efficacy to support further development.

Webcast and Conference Call

Acorda will host a conference call today at 8:30 a.m. ET to review the Company’s fourth quarter and full year 2016 results.

To participate in the conference call, please dial (844) 543-5233 (domestic) or (678) 276-7225 (international) and reference the access code 60207678. The presentation will be available via a live webcast on the Investors section of www.acorda.com.

A replay of the call will be available from 11:30 a.m. ET on February 14, 2017 until 11:59 p.m. ET on February 21, 2017. To access the replay, please dial (855) 859-2056 (domestic) or (404) 537-3406 (international) and reference the access code 60207678. The archived webcast will be available in the Investor Relations section of the Acorda website.

About Acorda Therapeutics

Founded in 1995, Acorda Therapeutics is a biopharmaceutical company focused on developing therapies that restore function and improve the lives of people with neurological disorders. Acorda has a pipeline of novel neurological therapies addressing a range of disorders, including Parkinson’s disease, migraine and multiple sclerosis. Acorda markets three FDA-approved therapies, including AMPYRA® (dalfampridine) Extended Release Tablets, 10 mg.

Forward-Looking Statement

This press release includes forward-looking statements. All statements, other than statements of historical facts, regarding management's expectations, beliefs, goals, plans or prospects should be considered forward-looking. These statements are subject to risks and uncertainties that could cause actual results to differ materially, including:  the ability to realize the benefits anticipated from the Biotie and Civitas transactions, among other reasons because acquired development programs are generally subject to all the risks inherent in the drug development process and our knowledge of the risks specifically relevant to acquired programs generally improves over time; the ability to successfully integrate Biotie’s operations and Civitas’ operations, respectively, into our operations; we may need to raise additional funds to finance our expanded operations and may not be able to do so on acceptable terms; our ability to successfully market and sell Ampyra (dalfampridine) Extended Release Tablets, 10 mg in the U.S.; third party payers (including governmental agencies) may not reimburse for the use of Ampyra or our other products at acceptable rates or at all and may impose restrictive prior authorization requirements that limit or block prescriptions; the risk of unfavorable results from future studies of Ampyra or from our other research and development programs, including CVT-301 or any other acquired or in-licensed programs; we may not be able to complete development of, obtain regulatory approval for, or successfully market CVT-301, any other products under development, or the products that we acquired with the Biotie transaction; the occurrence of adverse safety events with our products; delays in obtaining or failure to obtain and maintain regulatory approval of or to successfully market Fampyra outside of the U.S. and our dependence on our collaborator Biogen in connection therewith; competition; failure to protect our intellectual property, to defend against the intellectual property claims of others or to obtain third party intellectual property licenses needed for the commercialization of our products; and failure to comply with regulatory requirements could result in adverse action by regulatory agencies.

These and other risks are described in greater detail in our filings with the Securities and Exchange Commission. We may not actually achieve the goals or plans described in our forward-looking statements, and investors should not place undue reliance on these statements. Forward-looking statements made in this press release are made only as of the date hereof, and we disclaim any intent or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

Non-GAAP Financial Measures

This press release includes financial results prepared in accordance with accounting principles generally accepted in the United States (GAAP), and also certain historical and forward-looking non-GAAP financial measures. In particular, Acorda has provided non-GAAP net income, adjusted to exclude the items below, and has provided 2017 guidance for R&D and SG&A on a non-GAAP basis. Non-GAAP financial measures are not an alternative for financial measures prepared in accordance with GAAP. However, the Company believes the presentation of non-GAAP net income, when viewed in conjunction with our GAAP results, provides investors with a more meaningful understanding of our ongoing and projected operating performance because this measure excludes (i) non-cash charges and benefits that are substantially dependent on changes in the market price of our common stock, (ii) non-cash interest charges related to the accounting for our outstanding convertible debt which are in excess of the actual interest expense owing on such convertible debt as well as non-cash interest charges related to our asset based loan and acquired Biotie debt, (iii) changes in the fair value of acquired contingent consideration which do not correlate to our actual cash payment obligations in the relevant period, (iv) realized foreign currency transaction gain (v) acquisition related expenses that pertain to a non-recurring event, and (vi) the impact of a one-time change in accounting policy for Zanaflex revenue recognition due to a one-time, non-recurring event. The Company believes its non-GAAP net income measure helps indicate underlying trends in the Company's business and is important in comparing current results with prior period results and understanding projected operating performance.  Also, management uses this non-GAAP financial measure to establish budgets and operational goals, and to manage the Company's business and to evaluate its performance.

In addition to non-GAAP net income, we have provided 2017 guidance for R&D and SG&A on a non-GAAP basis. Due to the forward looking nature of this information, the amount of compensation charges and benefits needed to reconcile these measures to the most directly comparable GAAP financial measures is dependent on future changes in the market price of our common stock and is not available at this time.  The Company believes that these non-GAAP measures, when viewed in conjunction with our GAAP results, provide investors with a more meaningful understanding of our ongoing and projected R&D and SG&A expenses.  Also, management uses these non-GAAP financial measures to establish budgets and operational goals, and to manage the Company's business and to evaluate its performance.

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Financial Statements

Acorda Therapeutics, Inc.

Condensed Consolidated Balance Sheet Data

(in thousands)

(unaudited)

	December 31,	December 31,
	2016	2015

Assets
Cash, cash equivalents and short-term investments	$158,537	$353,305
Trade receivable, net	52,239	31,466
Other current assets	18,746	30,070
Finished goods inventory	43,135	36,476
Deferred tax asset	4,400	2,128
Property and equipment, net	34,310	40,204
Goodwill	280,599	183,636
Intangible assets, net	742,242	430,856
Other assets	8,127	3,153
Total assets	$1,342,335	$1,111,294

Liabilities and stockholders' equity
Accounts payable, accrued expenses and other current liabilities	$131,823	$80,391
Current portion of deferred license revenue	9,057	9,057
Current portion of loans payable	6,256	—
Current portion of notes payable	765	1,144
Convertible senior notes	299,395	290,420
Contingent consideration	72,100	63,500
Non-current portion of deferred license revenue	32,456	41,513
Non-current portion of loans payable	24,635	—
Deferred tax liability	92,807	12,146
Other long-term liabilities	8,830	10,098
Total stockholder's equity	664,211	603,025
Total liabilities and stockholders' equity	$1,342,335	$1,111,294

Acorda Therapeutics, Inc.

Consolidated Statements of Operations

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2016	2015	2016	2015

Revenues:
Net product revenues	$134,008	$123,717	$493,358	$466,111
Royalty revenues	4,355	4,921	17,186	17,492
License revenue	2,264	2,264	9,057	9,057
Total revenues	140,627	130,902	519,601	492,660

Costs and expenses:
Cost of sales	30,210	26,401	107,475	92,297
Cost of license revenue	159	159	634	634
Research and development	53,797	43,988	203,437	149,209
Selling, general and administrative	58,681	52,984	217,885	205,630
Acquisition related expenses	366	—	17,551	—
Change in fair value of acquired contingent consideration	(3,300)	3,500	8,600	10,900
Total operating expenses	139,913	127,032	555,582	458,670

Operating income (loss)	$714	$3,870	$(35,981)	$33,990

Other (expense) income, net	(2,786)	(3,215)	(6,287)	(14,621)
(Loss) income before income taxes	(2,072)	655	(42,268)	19,369
(Provision for) benefit from income taxes	(1,022)	8,550	6,665	(8,311)

Net (loss) income	$(3,094)	$9,205	$(35,603)	$11,058

Net loss attributable to noncontrolling interest	—	—	985	—
Net (loss) income attributable to Acorda Therapeutics, Inc.	$(3,094)	$9,205	$(34,618)	$11,058

Net (loss) income per common share - basic	$(0.07)	$0.22	$(0.76)	$0.26
Net (loss) income per common share - diluted	$(0.07)	$0.21	$(0.76)	$0.25
Weighted average per common share - basic	45,500	42,624	45,259	42,230
Weighted average per common share - diluted	45,500	44,179	45,259	43,621

Acorda Therapeutics, Inc.

Non-GAAP Income and Income per Common Share Reconciliation

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2016	2015	2016	2015

GAAP net (loss) income	$(3,094)	$9,205	$(34,618)	$11,058
Pro forma adjustments:
Non-cash interest expense (1)	2,559	2,178	9,717	8,562

Change in fair value of acquired contingent consideration (2)	(3,300)	3,500	8,600	10,900

Acquisition related expenses (3)	366	—	17,551	—

Realized foreign currency gain (4)	—	—	(7,738)	—

Change in revenue recognition - Zanaflex Capsules & tablets (5)	—	—	—	(21,633)

Share-based compensation expenses included in R&D	2,961	2,243	10,610	8,474
Share-based compensation expenses included in SG&A	6,033	6,476	25,777	24,992
Total share-based compensation expenses	8,994	8,719	36,387	33,466

Total pro forma adjustments	8,619	14,397	64,517	31,295

Income tax effect of reconciling items above (6)	3,056	9,838	18,436	10,042

Non-GAAP net income (7)	$2,469	$13,764	$11,463	$32,311

Net income per common share - basic	$0.05	$0.32	$0.25	$0.77
Net income per common share - diluted	$0.05	$0.31	$0.25	$0.74
Weighted average per common share - basic	45,500	42,624	45,259	42,230
Weighted average per common share - diluted	45,649	44,179	45,900	43,621

(1)	Non-cash interest expense related to convertible senior notes, asset based loan, and Biotie non-convertible and R&D loans.
(2)	Changes in fair value of acquired contingent consideration related to Civitas transaction.
(3)	Transaction expenses related to the Biotie acquisition.
(4)	Realized foreign currency gain related to the Biotie acquisition.
(5)	Change from "sell-through" (deferred) revenue recognition to "sell-in" (traditional) revenue recognition.
(6)	Represents the tax effect of the non-GAAP adjustments.
(7)	Prior to the quarter ended September 30, 2016, non-GAAP adjustments included a separate income tax expense adjustment from GAAP tax expense to the amount of cash taxes paid or payable for the respective period.  As of December 31, 2016, the presentation includes the tax effect of the non-GAAP adjustments as prescribed by the updated Compliance and Disclosure Interpretations issued by the SEC in May, 2016.  In the three months ended December 31, 2016 and 2015, cash taxes paid were $0.7 million and $2.5 million, respectively.  In the twelve months ended December 31, 2016 and 2015, cash taxes paid were $4.3 million and $4.7 million, respectively.  A reconciliation to the previously reported non-GAAP results is presented below.

	Three Months Ended	Twelve Months Ended
	December 31,
	2015	2015
Non-GAAP net income - as revised (see above)	$13,764	$32,311
Income tax effect of the reconciling items (see above)	9,838	10,042
Non-cash income taxes (as previously reported)	(11,095)	3,614
Non-GAAP net income (as previously reported)	$12,507	$45,967

Note:	Non-GAAP net income per share basic and diluted as presented above were also revised as a result of the changes to the income tax effect of the non-GAAP adjustments as noted above.